EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 29, 2017

Paychex, Inc. Reports Third Quarter Results

March 29, 2017

Third Quarter Fiscal 2017 Highlights

•	Total revenue increased 6% to $795.8 million.
•	Total service revenue increased 6% to $782.6 million.
o	Payroll service revenue increased 2% to $446.6 million.
o	Human Resource Services revenue increased 12% to $336.0 million.
•	Operating income increased 10% to $306.6 million.
•	Net income and diluted earnings per share each increased 12% to $202.5 million and $0.56 per share, respectively.

Rochester, N.Y., (March 29, 2017) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total service revenue of $782.6 million for the three months ended February 28, 2017 (the “third quarter”), an increase of 6% from $740.7 million for the same period last year.  Net income and diluted earnings per share each increased 12% to $202.5 million and $0.56 per share, respectively.

Martin Mucci, President and Chief Executive Officer, commented, “During the third quarter, we continued to experience solid growth across our human capital management (“HCM”) product lines.    One particular area was our time and attendance services, which reflected double-digit growth.  During the third quarter, we celebrated the one-year anniversary of our acquisition of Advance Partners.  We are pleased with the contribution this acquisition has made to Paychex and with the future opportunities in store for this business.

We are also encouraged by the growing confidence seen recently in the small business environment.  We are well positioned to address future changes in the political and regulatory landscape and to assist our clients in successfully navigating through these changes.”

Payroll service revenue was $446.6 million for the third quarter, a  2% increase compared to the same period last year.  The increase was mainly driven by growth in revenue per check and our client base.  Revenue per check improved as a result of price increases, net of discounts.    Payroll service revenue growth for the third quarter was tempered by approximately 1% due to one less processing day compared to the same period last year.

Human Resource Services (“HRS”) revenue was $336.0 million for the third quarter, an increase of 12% compared to the same period last year. HRS revenue growth was primarily driven by increases in our client base across all major HCM services, including: comprehensive human resource outsourcing services; retirement services; time and attendance; and human resource administration.  Our largest HRS revenue stream is Paychex HR Services, which includes our administrative services organization and our professional employer organization (“PEO”).  Demand for these services resulted in strong growth in the number of client worksite employees served as of February 28, 2017 as compared to February 29, 2016.  Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds.  Insurance services revenue benefited from higher revenue from our  full-service Affordable Care Act product and growth in the number of health and benefit applicants, coupled with higher average premiums and an increase in clients in our workers' compensation insurance product.

Interest on funds held for clients increased 11% to $13.2 million for the third quarter, compared to the respective period last year. The increase resulted primarily from slightly higher average interest rates earned.  The funds held for clients average investment balances were relatively flat for the third quarter as the impact of client base growth was offset by the impact of timing of certain remittances to taxing authorities.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
$ in millions	2017	2016	Change	2017	2016	Change
Average investment balances:
Funds held for clients	$4,502.4	$4,518.7	—%	$3,985.0	$4,008.6	(1)%
Corporate investments	$833.9	$826.6	1%	$899.8	$942.8	(5)%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.2%	1.1%		1.2%	1.1%
Corporate investments	1.1%	1.0%		1.1%	0.9%

Total net realized gains	$—	$0.1		$0.1	$0.1

Total expenses increased 4% to $489.2 million for the third quarter compared to the same period last year.  The primary driver of expense growth was higher wages and related expenses resulting from increased headcount in operations, partially offset by lower variable selling expenses.  Continued growth in our PEO also contributed to total expense growth.

Operating income increased 10% to $306.6 million for the third quarter compared to the same period last year.  Operating income, as a percent of total revenue, was 38.5% for the third quarter,  compared with 37.2% for the same period last year.

Our effective income tax rate was 34.2% for the third quarter compared to 36.0% for the same period last year.    The decrease in the effective income tax rate was related to discrete tax items recognized during the third quarter,  including the excess tax benefit related to employee stock-based compensation, which resulted in approximately $0.01 additional diluted earnings per share for the third quarter.

Year-To-Date Fiscal 2017 Highlights

The highlights for the nine months ended February 28, 2017 (the “nine months”) are as follows:

•	Total revenue increased 7% to $2.4 billion.
•	Total service revenue increased 7% to $2.3 billion.
o

Payroll service revenue increased 3% to $1.3  billion.  The impact from Advance Partners payroll service revenue, partially offset by the impact of one less processing day during the nine months compared to the prior year period, contributed approximately one-half of a percent to this growth.

o	HRS revenue increased 13% to $977.7 million, with Advance Partners contributing approximately one and one-half percent to the growth.
•	Operating income increased 8% to $940.7 million.
•	The effective income tax rate was 34.1% for the nine months, compared to 33.9% for the same period last year.
•	Net income and diluted earnings per share each increased 7% to $622.0 million and $1.71 per share, respectively.
•	Net income and diluted earnings per share were both impacted by changes in the effective income tax rate resulting from discrete tax items recognized during the respective periods.
•	Adjusted net income (non-GAAP)(1) and adjusted diluted earnings per share (non-GAAP)(1) each increased 8% to $604.7 million and $1.66 per share, respectively.
(1)

Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on the next page for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of net income and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of February 28, 2017 remained strong with cash and total corporate investments of $844.1 million.  Our primary source of cash is generated from our ongoing operations.  Short-term borrowings totaled $55.4 million as of February 28, 2017.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends to our stockholders.  It is anticipated that cash and total corporate investments as of February 28, 2017, along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $769.3 million for the nine months, a decrease of 3% from the same period last year.  This decrease resulted mainly from fluctuations in working capital, partially offset by higher net income adjusted for non-cash items.  Working capital fluctuations contributed $28.2 million of cash outflows for the nine months, compared with $44.7 million of cash inflows for the same period last year.

During the nine months, we repurchased 2.9 million shares of our common stock for a total of $166.2 million.  In the respective prior year period, we repurchased 2.2 million shares for $107.9 million.

Outlook

Our outlook for the fiscal year ending May 31, 2017 (“fiscal 2017”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our guidance for fiscal 2017 is summarized as follows:

•	Payroll service revenue is anticipated to increase in the range of 3% to 4%;
•	HRS revenue is anticipated to increase in the range of 12% to 14%;
•	Total service revenue is expected to increase in the range of 7% to 8%;
•	Interest on funds held for clients is expected to reflect upper-single-digit growth;
•	Net income (GAAP basis) is anticipated to increase approximately 7% and adjusted net income (non-GAAP)(1) is anticipated to increase approximately 8%.
•	The effective income tax rate for fiscal 2017 is expected to be approximately 35%.

(1)

Adjusted net income is a non-GAAP measure.  Please refer to the “Non-GAAP Financial Measures” section that follows for a discussion of this non-GAAP measure and a reconciliation to the most comparable GAAP measure of net income for the third quarter and nine months.  We have not provided a reconciliation of adjusted net income to GAAP net income for the forward-looking guidance because information related to the items excluded for future periods is subject to uncertainty and is not readily available at this time without unreasonable effort.  Uncertainty primarily relates to employee decisions regarding exercise of stock-based awards and the market price of the Company’s common stock at that time.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
$ in millions	2017	2016	Change	2017	2016	Change
Net income (GAAP)	$202.5	$180.4	12%	$622.0	$578.7	7%
Non-GAAP adjustments:
Excess tax benefit related to employee stock compensation	(3.2)	—		(17.3)	—
Net tax benefit on income derived from prior tax years for customer-facing software	—	—		—	(21.1)
Total non-GAAP adjustments	(3.2)	—		(17.3)	(21.1)
Adjusted net income (non-GAAP)	$199.3	$180.4	10%	$604.7	$557.6	8%

Diluted earnings per share (GAAP)	$0.56	$0.50	12%	$1.71	$1.60	7%
Non-GAAP adjustments:
Excess tax benefit related to employee stock compensation	(0.01)	—		(0.05)	—
Net tax benefit on income derived from prior tax years for customer-facing software	—	—		—	(0.06)
Total non-GAAP adjustments	$(0.01)	$—		$(0.05)	$(0.06)
Adjusted diluted earnings per share (non-GAAP)	$0.55	$0.50	10%	$1.66	$1.54	8%

In addition to reporting net income and diluted earnings per share, U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share both exclude the additional tax benefit or shortfall related to employee stock-based compensation recognized in income taxes.  This arose from early-adoption in June 2016 of new accounting guidance, but will be a recurring item going forward.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is in the control of management.  Also excluded is a  net tax benefit that was recorded for income derived in prior tax years related to customer-facing software that we produced.  This was an unusual event that is not expected to recur.  We believe presenting net income and diluted earnings per share excluding these particular discrete tax items allows a better understanding of core business performance.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of GAAP and are not a required form of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with, the GAAP measures.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the three and nine months ended February 28, 2017 within the next few days and it will be available at http://investor.paychex.com.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties  may access the webcast of our Earnings Release Conference Call, scheduled for March 29, 2017 at 9:30 a.m. Eastern Time at http://investor.paychex.com/webcasts. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at http://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, human resources, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000  payroll clients as of May 31, 2016 across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on Twitter (www.twitter.com/paychex)  and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyber-attacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of the closing of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending or future (possible) legal matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,	February 29,		February 28,	February 29,
	2017	2016	Change	2017	2016	Change
Revenue:
Payroll service revenue	$446.6	$439.6	2%	$1,338.4	$1,299.5	3%
Human Resource Services revenue	336.0	301.1	12%	977.7	864.7	13%
Total service revenue	782.6	740.7	6%	2,316.1	2,164.2	7%
Interest on funds held for clients (1)	13.2	11.9	11%	36.6	33.8	8%
Total revenue	795.8	752.6	6%	2,352.7	2,198.0	7%
Expenses:
Operating expenses	236.8	225.9	5%	688.2	636.8	8%
Selling, general and administrative expenses	252.4	246.7	2%	723.8	690.9	5%
Total expenses	489.2	472.6	4%	1,412.0	1,327.7	6%
Operating income	306.6	280.0	10%	940.7	870.3	8%
Investment income, net (1)	1.2	1.7	(36)%	3.6	4.7	(25)%
Income before income taxes	307.8	281.7	9%	944.3	875.0	8%
Income taxes	105.3	101.3	4%	322.3	296.3	9%
Net income	$202.5	$180.4	12%	$622.0	$578.7	7%

Basic earnings per share	$0.56	$0.50	12%	$1.73	$1.60	8%
Diluted earnings per share	$0.56	$0.50	12%	$1.71	$1.60	7%
Weighted-average common shares outstanding	359.0	360.5		360.0	360.8
Weighted-average common shares outstanding, assuming dilution	361.8	362.2		362.8	362.4
Cash dividends per common share	$0.46	$0.42		$1.38	$1.26

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	February 28,	May 31,
	2017	2016
ASSETS
Cash and cash equivalents	$189.9	$131.5
Corporate investments	214.0	220.6
Interest receivable	32.0	36.1
Accounts receivable, net of allowance for doubtful accounts	429.9	408.6
Prepaid income taxes	33.4	10.5
Prepaid expenses and other current assets	68.0	58.8
Current assets before funds held for clients	967.2	866.1
Funds held for clients	4,784.6	3,997.5
Total current assets	5,751.8	4,863.6
Long-term corporate investments	440.2	441.1
Property and equipment, net of accumulated depreciation	341.6	353.0
Intangible assets, net of accumulated amortization	62.0	69.5
Goodwill	657.1	657.1
Prepaid income taxes	24.9	24.9
Other long-term assets	32.7	31.6
Total assets	$7,310.3	$6,440.8

LIABILITIES
Accounts payable	$55.9	$56.7
Accrued compensation and related items	278.1	247.8
Short-term borrowings	55.4	—
Deferred revenue	25.1	26.3
Other current liabilities	84.1	79.8
Current liabilities before client fund obligations	498.6	410.6
Client fund obligations	4,775.1	3,955.3
Total current liabilities	5,273.7	4,365.9
Accrued income taxes	48.0	72.8
Deferred income taxes	17.7	22.1
Other long-term liabilities	74.2	68.3
Total liabilities	5,413.6	4,529.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.2 shares as of February 28, 2017 and 360.4 shares as of May 31, 2016	3.6	3.6
Additional paid-in capital	1,016.6	952.7
Retained earnings	871.9	926.2
Accumulated other comprehensive income	4.6	29.2
Total stockholders’ equity	1,896.7	1,911.7
Total liabilities and stockholders’ equity	$7,310.3	$6,440.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,	February 29,
	2017	2016
OPERATING ACTIVITIES
Net income	$622.0	$578.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	90.7	85.1
Amortization of premiums and discounts on available-for-sale securities, net	55.0	57.2
Stock-based compensation costs	26.5	26.1
Benefit from deferred income taxes	—	(2.2)
Provision for allowance for doubtful accounts	3.4	1.7
Net realized gains on sales of available-for-sale securities	(0.1)	(0.1)
Changes in operating assets and liabilities:
Interest receivable	4.1	6.3
Accounts receivable	(24.6)	18.6
Prepaid expenses and other current assets	(32.1)	(8.6)
Accounts payable and other current liabilities	37.5	28.4
Net change in other long-term assets and liabilities	(13.1)	—
Net cash provided by operating activities	769.3	791.2
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(36,029.5)	(2,700.9)
Proceeds from sales and maturities of available-for-sale securities	35,617.4	3,303.6
Net change in funds held for clients’ money market securities and other cash equivalents	(459.8)	(792.9)
Purchases of property and equipment	(66.8)	(70.0)
Acquisition of businesses, net of cash acquired	—	(296.1)
Purchases of other assets	(8.4)	(7.3)
Net cash used in investing activities	(947.1)	(563.6)
FINANCING ACTIVITIES
Net change in client fund obligations	819.8	403.8
Net proceeds from short-term borrowings	55.4	—
Dividends paid	(496.9)	(455.0)
Repurchases of common shares	(166.2)	(107.9)
Activity related to equity-based plans	24.1	14.6
Net cash provided by/(used in) financing activities	236.2	(144.5)
Increase in cash and cash equivalents	58.4	83.1
Cash and cash equivalents, beginning of period	131.5	170.0
Cash and cash equivalents, end of period	$189.9	$253.1

© 2017 Paychex, Inc.